[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission
ASSIGNMENT OF INTERESTS
Exhibit 10.19

This Assignment of Interests (“Assignment”) is entered into by and between NutraCea, a California corporation with principal offices at 1261 Hawk’s Flight Court, El Dorado Hills, CA 95762 (“NutraCea”), NutraGlo Incorporated, a Nevada corporation with principal address at _________________ (“NutraGlo”), NaturalGlo Specialty Products, LLC, a Delaware limited liability company with principal address at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 (“LLC”) and W.F. Young, Inc., a Massachusetts corporation with principal address at 302 Benton Drive, East Longmeadow, MA 01028-5990 (“W.F. Young”). The parties agree as of April 12, 2005 (“Effective Date”) as follows:

1.     Background and Purpose. Pursuant to a “Distribution Agreement” entered into on May 1, 2001 by and between NutraCea, W.F. Young and Wolcott Farms, Inc.(“Wolcott”) and subsequently modified pursuant to the Technology Agreement, as defined below, W.F. Young obtained exclusive worldwide marketing rights to Flex+ and Flx+ products for the equine markets on such terms as defined in the Distribution Agreement (“Equine Flex+”). W.F. Young formed the LLC with the intent that it later would be jointly owned by W.F. Young and Wolcott. However, a limited liability company agreement between W.F. Young and Wolcott was neither entered nor adopted for the LLC. W.F. Young’s capital contribution to the LLC is in the amount of [*]. W.F. Young wishes to transfer to NutraGlo all rights obtained by W.F. Young pursuant to Sections 3.1 and 3.2 of the Technology Agreement entered into by and between NutraCea, W.F. Young and Wolcott dated September 18, 2003 (“Technology Agreement”). To the fullest extent permissible by law, the LLC wishes to transfer to NutraGlo its right, title and interest to certain patent/technology rights that (i) are currently held by the LLC, and/or (ii) may be obtained by the LLC pursuant to the Technology Agreement upon the occurrence of a specified merger transaction and upon the patent issuance.

2.     Transfer of Technology Agreement Rights. To the fullest extent permitted by applicable law, W.F. Young hereby transfers to NutraCea all rights, powers and authority granted to or obtained by W.F. Young pursuant to Sections 3.1 and 3.2 of the Technology Agreement.

3.	Transfer of Technology Rights Held by LLC; Indemnification.

3.1     Transfer of Technology. To the fullest extent permissible, the LLC shall transfer to NutraGlo all of its right, title and interest in any and all rights, including without limitation, future or contingent rights to technology specified in the Technology Agreement obtained or that may be obtained by the LLC pursuant to Sections 2.3, 3.1 and 3.2 and any other provision of the Technology Agreement (“Technology”).

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

3.2     Failure to Transfer Technology; Indemnification. In the event that the LLC is unable to complete the transfer of the Technology, W.F. Young agrees to use its best efforts to resolve the matter as soon as reasonably practical and will not take any actions inconsistent with the requests or wishes of NutraGlo with respect to such Technology. In reliance on the representations and warranties by W.F. Young contained herein, NutraGlo agrees to indemnify and hold W.F. Young and its respective officers, directors, employees, affiliates, shareholders and agents, and each of their respective heirs, personal representatives, successors and assigns ("Indemnified Parties"), harmless from, against and in respect of any and all losses, costs, expenses (including without limitation, reasonable attorneys' fees and disbursements of counsel), liabilities, damages (excluding incidental, consequential or punitive damages), fines, penalties, charges, assessments, judgments, settlements, claims, causes of action and other obligations of any nature whatsoever (individually, a "Loss" and collectively, "Losses") that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, to the extent arising out of, based upon or resulting from or on account of W.F. Young’s compliance with Section 3.1. Notwithstanding the foregoing, any Loss or aggregate Losses to be indemnified shall not exceed [*] (“Maximum NutraGlo Indemnity”). In the event that the Maximum NutraGlo Indemnity is exceeded, NutraGlo and W.F. Young shall equally share all costs that exceed the Maximum NutraGlo Indemnity and NutraGlo and W.F. Young shall each be entitled to exercise joint and equal control over the defense, settlement and expenditure of costs for any such matter for which indemnity under this section is required. In the event the parties are unable to agree on how to proceed in any claim or proceeding, the dispute shall be settled by arbitration conducted by one (1) arbitrator pursuant to the rules of the American Arbitration Association.

3.3     Decline to Exercise Option. Without in any manner limiting any other provision herein, W.F. Young agrees not to exercise the options set forth in Sections 3.1 and/or 3.2 of the Technology Agreement with respect to the Technology and, to the fullest extent permissible by law, waives any rights to exercise such options.

4.	Payments.

4.1     Payments to W.F. Young. In consideration for the transfer of rights set forth in Section 2, NutraCea shall issue to W.F. Young and W.F. Young shall receive the number of shares of NutraCea restricted common stock determined by [*], or One Million Two Hundred Twenty Two Thousand Two Hundred Twenty Two (1,222,222) shares (“W.F. Young Consideration Shares”). NutraCea shall deliver the W.F. Young Consideration Shares to W.F. Young within fourteen (14) days of the Effective Date.

4.2     Payment to LLC. In consideration for the transfer of rights set forth in Section 3, NutraGlo shall cause NutraCea to issue to the LLC and the LLC shall receive the number of shares of NutraCea restricted common stock determined by [*] or One Hundred Sixty Six Thousand Six Hundred Sixty Seven (166,667) shares (“LLC Consideration Shares”). NutraCea shall deliver the LLC Consideration Shares to the LLC within fourteen (14) business days of the Effective Date.

5.	Representations and Warranties.

5.1     Representations and Warranties of W.F. Young. W.F. Young represents and warrants to NutraCea as follows:

(a)     Organization and Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

(b)     Power and Authority. It has the power and authority to execute, deliver and perform this Assignment and any agreement executed in connection herewith;

(c)     Binding Agreement. This Assignment has been duly executed and delivered by W.F. Young and is the legal, valid and binding obligation of W.F. Young, enforceable against W.F. Young in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws relating to or affecting the enforcement of creditor’s rights generally, and except of the availability of specific performance, injunctive relief or other equitable remedies as subject to the discretion of the court before which any such proceeding therefore may be brought; and

(d)     LLC. Win Wolcott, Wolcott Farms and NaturalGlo Specialty Products, a Delaware limited liability company have relinquished any and all right, title and interest, including any ownership interest, which they might have, or have had, as a member of the LLC, and any claims related thereto.

5.2     Representations and Warranties of NutraCea. NutraCea represents and warrants to W.F. Young as follows:

(a)     Organization and Standing. NutraCea is a corporation duly organized, validly existing and in good standing under the laws of the State of California. It has the power and authority to own and lease the properties now owned or leased by it and to conduct its business;

(b)     Power and Authority. It has the power and authority to execute, deliver and perform this Assignment and any agreement executed in connection herewith; and

(c)     Binding Agreement. This Assignment has been duly executed and delivered by NutraCea and is the legal, valid and binding obligation of it and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditor’s rights generally and except of the availability of specific performance, injunctive relived or other equitable remedies as subject to the discretion of the court before which any such proceeding therefore may be brought.

6.	Miscellaneous Provisions.

6.1     Governing Law. This Assignment shall be governed by the laws of the State of New York, notwithstanding its conflict of law principles. The parties agree that any dispute hereunder shall be settled by arbitration in New York, New York, pursuant to the rules of the American Arbitration Association. Any arbitration ruling issued pursuant to this section may be enforced in any court of competent jurisdiction.

6.2     Entire Agreement. This Assignment, along with any and all documents expressly referred to and incorporated herein constitutes the entire agreement between the parties regarding the assignment of the rights from W.F. Young and the LLC to NutraCea and NutraGlo as set forth herein, all oral agreements regarding such assignment being merged herein, and supersedes all prior representations made by any of the parties hereto with regard to such assignment. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Assignment that are not fully expressed in this Assignment or the other agreements referenced herein.

6.3     Modification. The provisions of this Assignment may not be modified at any time unless agreed to in writing by all parties.

6.4     Waiver. Any of the terms or conditions of this Assignment may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

6.5     Assignment. This Assignment shall not be assigned by any party without the prior written consent of the other parties. Any assignment contrary to the provisions of this Assignment shall be deemed a default under this Assignment, allowing the nondefaulting parties to exercise all remedies available under law.

6.6     Successors. Subject to the provisions otherwise contained in this Assignment, this Assignment shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

6.7    No Third Party Beneficiaries. Nothing in this Assignment, whether express or implied, is intended to confer any rights or remedies under or by reason of this Assignment on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Assignment intended to relieve or discharge the obligation or liability of any third persons to any party to this Assignment, nor shall any provision give any third persons any right of subrogation or action against any party to this Assignment.

6.8     Notices. Any notice under this Assignment shall be in writing, and any written notice or other document shall be deemed to have been duly given (a) on the date of personal service on the other party, (b) on the third business day after mailing, if the document is mailed by registered or certified mail, or (c) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier. Any such notice shall be delivered or addressed to the other party at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

6.9     Attorneys’ Fees. If the services of an attorney are required by any party to secure the performance of this Assignment or otherwise upon the breach or default of one or more parties to this Assignment, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Assignment or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.

6.10     Counterparts. This Assignment may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

6.11     Captions. All paragraph captions are for reference only and shall not be considered in construing this Assignment.

6.12     Severability. If any provision of this Assignment is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Assignment which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

NUTRACEA	W.F. YOUNG, INC.
a California corporation	a Massachusetts corporation

/s/ Bradley D. Edson	/s/ Adam D. Raczkowski
By: Bradley D. Edson	By: Adam D. Raczkowski
Title: President	Title: Executive VP and COO

NUTRAGLO INCORPORATED	NATURALGLO SPECIALTY PRODUCTS
a Nevada corporation	a Delaware limited liability company

/s/ Bradley D. Edson	/s/ Adam D. Raczkowski
By: Bradley D. Edson	By: Adam D. Raczkowski
Title: Authorized Agent	Title: Authorized Agent/Treasurer

[SIGNATURE PAGE TO ASSIGNMENT OF INTEREST]